Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Jennifer Beatty

Vice President, Investor Relations

314/994-2781

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter and Full Year 2013 Results

U.S. generator coal stockpiles reached lowest year-end level since 2006

Leer mine to increase metallurgical sales volume and reduce costs in 2014

Arch expects to significantly reduce capital spending in 2014

	Earnings Highlights
	Quarter Ended		Year Ended
In $ millions, except per share data	12/31/13	12/31/12	12/31/13	12/31/12
Revenues (1)	$719.4	$867.0	$3,014.4	$3,768.1
Income (Loss) from Operations (1)	(340.7)	(307.2)	(663.1)	(757.0)
Net Income (Loss) (2)	(371.2)	(295.4)	(641.8)	(684.0)
Diluted EPS/LPS	(1.75)	(1.39)	(3.03)	(3.24)
Adjusted Net Income (Loss) (2),(3)	(95.1)	(88.7)	(229.2)	(76.9)
Adjusted Diluted EPS/LPS (3)	(0.45)	(0.42)	(1.08)	(0.36)
Adjusted EBITDA (3)	$38.4	$71.2	$425.9	$688.5

(1) Excludes discontinued operations.

(2) Net income (loss) attributable to ACI.

(3) Defined and reconciled under “Reconciliation of non-GAAP measures.”

ST. LOUIS, Feb. 4, 2014 — Arch Coal, Inc. (NYSE: ACI) today reported revenues of $719.4 million and adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $38.4 million in the fourth quarter of 2013. The company’s results reflect a softer pricing environment for metallurgical and thermal coals than in the prior-year quarter, as well as the impact of previously disclosed rail service issues in the Powder River Basin and geological challenges encountered in Appalachia.

“The December start-up of longwall operations at the Leer mine in Appalachia helped to counterbalance the impact of rail service disruptions and adverse geologic issues we faced in the fourth quarter of 2013,” said John W. Eaves, Arch’s president and chief executive officer. “Looking ahead, we expect the new Leer mine to deliver a strong return on our $400 million investment given its high quality and strategic access to seaborne markets.”

During the fourth quarter of 2013, Arch reported a net loss of $371.2 million, or $1.75 per diluted share. The fourth quarter results include a non-cash goodwill impairment charge of $265.4 million, which has no impact on the company’s liquidity, operating cash flow and ongoing business operations. Excluding the charge for goodwill impairment, early debt retirement, other one-time costs, non-cash accretion of acquired coal supply agreements and the related tax impacts of these items, Arch’s adjusted net loss was $95.1 million, or $0.45 per diluted share, in the fourth quarter of 2013. In the prior-year quarter, Arch reported an adjusted net loss of $88.7 million, or $0.42 per diluted share.

Additionally, Arch recorded a $12.0 million charge in the fourth quarter of 2013 to reflect the settlement of legal claims brought by the United Mine Workers of America (“UMWA”) against Arch subsequent to Patriot Coal’s bankruptcy. As previously announced, Arch also completed the acquisition of the Guffey metallurgical coal reserves from Patriot Coal in December 2013 for $16.0 million. These reserves will extend the life of the Leer mine by nearly three years.

2013 Highlights

“Arch achieved measurable success in 2013 by extending its strong safety track record, containing costs in key operating regions, reducing capital spending across the organization, exercising disciplined liquidity management, monetizing non-strategic thermal coal mines and completing a new metallurgical coal mine in West Virginia,” said Eaves. “However, due to a soft market environment particularly for metallurgical coal, Arch’s earnings decreased in 2013 compared to a year ago.”

For full year 2013, revenues totaled $3.0 billion on coal sales of 140 million tons. The company generated adjusted EBITDA of $426.0 million in 2013 compared with $688.5 million in 2012. Arch also reported an adjusted net loss of $229.2 million, or $1.08 per share, in 2013.

Of particular note, Arch divested its Canyon Fuel subsidiary for $422.7 million in cash in August 2013. The company recorded a total gain of $120.3 million on the sale, and anticipates cumulative capital and administrative cost savings of more than $200 million during the next four years due to the divestiture of those assets.

“Arch’s achievements during 2013 helped advance the company’s long-term strategy of re-aligning the portfolio to focus on core assets with the best return potential,” said Eaves. “One such core asset is the Leer mine, which will upgrade and expand our Appalachian metallurgical coal platform. That platform, combined with our strong Powder River Basin franchise, creates a compelling long-term value proposition for shareholders — one that provides diversity to manage the volatility in the industry as well as significant growth potential as coal markets correct.”

Financial Items

In December of 2013, Arch completed the tender of its $600 million senior unsecured notes due 2016. To redeem the notes, Arch successfully issued $350 million in senior secured second lien notes due 2019 and increased its secured first lien term loan due 2018 by $300 million. Arch also amended its senior secured revolving credit facility to relax certain financial covenants and eliminate others while providing the company with further flexibility during the term of that facility. As of Dec. 31, 2013, Arch had total available liquidity of $1.4 billion, of which $1.2 billion was in cash and short-term interest-bearing securities.

“The financing transactions completed during the fourth quarter enhanced Arch’s liquidity and eliminated debt maturities until 2018 without increasing our cost of capital,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “At the same time, we have maintained a significant portion of our capital structure in pre-payable debt financing, which will allow Arch to de-lever as coal markets correct.”

Core Values

Arch delivered its second-best safety performance in company history with a 2013 total incident rate that was nearly 20 percent lower than its 2012 rate. The company’s 2013 lost-time incident rate also outperformed the national coal industry average by more than three times. In addition, Arch achieved its second-best environmental performance in 2013, with a 30 percent improvement compared with its 2012 rate.

Arch subsidiaries attained numerous awards for excellence, and achieved several notable milestones, in pursuit of the company’s core values. Arch earned more than 30 safety and environmental honors in 2013, including two prestigious national Sentinels of Safety awards. Major safety milestones were achieved by the West Elk mine in Colorado, which operated 2 million employee hours without a lost-time incident, as well as the Coal Creek mine in Wyoming and the Hazard complex in Kentucky, which each completed 1 million employee hours without a lost-time incident.

“I would like to congratulate our employees for achieving strong safety and environmental performances in 2013,” said Paul A. Lang, Arch’s executive vice president and chief operating officer. “We made measured progress in driving down incident rates, and our efforts to achieve the ultimate goal of operating without an environmental violation or reportable safety incident will continue.”

Operational Results

“Arch successfully delivered on its cost containment and capital constraint goals for 2013, despite a challenging fourth quarter operating environment,” said Lang. “Specifically, we reduced costs per ton in our key regions, the Powder River Basin and Appalachia, and significantly lowered our capital expenditures by close to $100 million from 2012 levels.”

	Arch Coal, Inc.
	4Q13	3Q13	FY13	FY12

Tons sold (in millions)	32.3	38.3	139.6	140.7
Average sales price per ton	$19.91	$19.54	$20.85	$25.90
Cash cost per ton	$18.10	$16.51	$17.76	$20.49
Cash margin per ton	$1.81	$3.03	$3.09	$5.41
Total operating cost per ton	$21.10	$19.37	$20.91	$24.17
Operating margin per ton	$(1.19)	$0.17	$(0.06)	$1.73

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating results include Canyon Fuel subsidiary through transaction close.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

For a description of adjustments, refer to the regional schedule at http://investor.archcoal.com

Arch earned $1.81 per ton in consolidated cash margin in the fourth quarter of 2013 compared with $3.03 per ton in the third quarter. Consolidated sales price per ton increased 2 percent over the same time period, while consolidated cash cost per ton increased 10 percent, primarily reflecting the impact of rail disruptions in the company’s Powder River Basin segment.

For full year 2013, Arch earned consolidated cash margin of $3.09 per ton versus $5.41 per ton in the prior year. Consolidated 2013 sales price per ton declined versus 2012 levels, due to lower pricing on metallurgical and export thermal coal sales and a larger percentage of lower-priced tons in the company’s volume mix. The lower annual sales price per ton was partially offset by a decrease in the company’s consolidated cash cost per ton over the same time period, due to strong cost control measures in the Powder River Basin and Appalachian segments.

	Powder River Basin
	4Q13	3Q13	FY13	FY12

Tons sold (in millions)	26.4	31.5	111.7	104.4
Average sales price per ton	$12.28	$12.26	$12.44	$13.61
Cash cost per ton	$11.37	$10.20	$10.65	$11.19
Cash margin per ton	$0.91	$2.06	$1.79	$2.42
Total operating cost per ton	$12.90	$11.68	$12.18	$12.79
Operating margin per ton	$(0.62)	$0.58	$0.26	$0.82

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Powder River Basin, Arch recorded a cash margin of $0.91 per ton in the fourth quarter of 2013 compared with $2.06 per ton in the third quarter. While the company’s fourth quarter 2013 sales price per ton was comparable to the third quarter, cash cost per ton increased, driven by the impact of lower-than-planned shipment levels stemming from rail service issues on the Joint Line as well as higher maintenance expense.

For full year 2013, Arch earned a cash margin of $1.79 per ton in the Powder River Basin versus $2.42 per ton in 2012. Annual sales price per ton in 2013 declined 9 percent versus the prior year, driven by softer pricing on domestic and export tons. Annual cash cost per ton decreased 5 percent over the same time period, due to operating efficiencies and successful cost control initiatives at the company’s mines in the region.

	Appalachia
	4Q13	3Q13	FY13	FY12

Tons sold (in millions)	3.5	3.3	14.2	18.6
Average sales price per ton	$69.54	$73.71	$73.07	$85.06
Cash cost per ton	$67.41	$67.99	$67.00	$69.46
Cash margin per ton	$2.13	$5.72	$6.07	$15.60
Total operating cost per ton	$80.36	$82.03	$81.27	$84.09
Operating margin per ton	$(10.82)	$(8.32)	$(8.20)	$0.97

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In Appalachia, Arch earned a cash margin of $2.13 per ton in the fourth quarter of 2013 compared with $5.72 per ton in the third quarter. Sales price per ton decreased 6 percent over the same time period, due to a larger percentage of lower-priced thermal tons in Arch’s regional volume mix. The fourth quarter 2013 cash cost per ton decreased slightly versus the prior-quarter period, as strong cost control at several operations more than offset the impact of geological challenges at the Mountain Laurel mine.

For full year 2013, Arch earned a cash margin of $6.07 per ton in Appalachia compared with $15.60 per ton in 2012. Annual sales volumes in 2013 declined more than 4 million tons when compared with 2012, with the majority of the reduction representing thermal tons from operations that were idled in response to soft market conditions. Annual sales price per ton decreased over the same time period, driven by lower pricing on metallurgical and thermal tons. Annual cash cost decreased by $2.46 per ton in 2013 versus 2012, benefitting from successful cost control in the region.

	Bituminous Thermal
	4Q13	3Q13	FY13	FY12

Tons sold (in millions)	2.4	3.5	13.7	17.7
Average sales price per ton*	$32.17	$33.74	$35.12	$36.35
Cash cost per ton*	$20.65	$24.49	$24.57	$23.89
Cash margin per ton	$11.52	$9.25	$10.55	$12.46
Total operating cost per ton*	$25.51	$29.17	$29.36	$28.41
Operating margin per ton	$6.66	$4.57	$5.76	$7.94

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating results include Canyon Fuel subsidiary through transaction close.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amounts reflected in this table have been adjusted for certain transactions.

In the Bituminous Thermal segment, fourth quarter 2013 cash margin per ton increased 25 percent versus the third quarter. Sales price per ton declined 5 percent over the same time period, but was more than offset by a 16 percent decline in cash cost per ton, attributable to a strong performance at West Elk and the effect of the divestiture of the company’s Canyon Fuel Utah subsidiary in August 2013.

For full year 2013, cash margin in the Bituminous Thermal segment totaled $10.55 per ton versus $12.46 per ton in 2012. The sale of the company’s Utah operations in August 2013 impacted the comparison of results. Annual sales price per ton in 2013 decreased versus 2012, partially driven by lower pricing on export tons. Cash cost per ton increased marginally over the same time period, primarily due to a strong performance by the Utah operations during 2012.

Market Trends

Domestic thermal coal market fundamentals improved over the course of 2013. According to internal estimates, U.S. coal consumption for power generation rose by more than 35 million tons in 2013, while U.S. coal production totaled 984 million tons, the first time since 1993 that domestic coal supplies fell below the 1-billion-ton mark. As a result, U.S. power generator coal stockpiles fell meaningfully over the course of the year, and reached the lowest year-end level since 2006 of approximately 148 million tons.

Arch expects U.S. thermal coal markets to tighten further in 2014, with favorable weather trends and healthier economic activity driving increased power demand. In addition, elevated natural gas prices compared with prior years should ensure that western coals — as well as most eastern coals — are competitively priced for power generation. Even with growth in U.S. coal supply, Arch projects additional drawdown on coal stockpiles during 2014. If such a drop in stockpiles occurs, coal inventories at thermal customers would fall to levels not seen since 2005.

While thermal markets are gaining momentum, global metallurgical coal markets remain weak. However, seaborne metallurgical prices are likely at unsustainably low levels, making it difficult to justify ongoing and new capital investment. While new global metallurgical coal supply entered the market during 2013 and must be absorbed, incremental production increases going forward should be largely offset by rationalization of higher-cost metallurgical supply. These trends should tighten metallurgical markets in the future.

2014 Plans

	2014				2015
	Tons			$ per ton	Tons	$ per ton
Sales Volume (in millions tons)
Thermal	124.0	-	134.0
Met	7.5	-	8.5
Total	131.5	-	142.5

Powder River Basin
Committed, Priced			91.2	$13.18	52.4	$13.78
Committed, Unpriced			8.0		8.6
Total Committed			99.2		61.0
Average Cash Cost				$10.70 - $11.00

Appalachia
Committed, Priced Thermal			5.0	$57.07	1.9	$57.75
Committed, Unpriced Thermal			0.3		—
Committed, Priced Metallurgical			3.5	$84.84	1.4	$87.01
Committed, Unpriced Metallurgical			0.7		0.2
Total Committed			9.5		3.5
Average Cash Cost				$63.00 - $67.00

Bituminous Thermal
Committed, Priced			3.9	$36.20	2.5	$38.95
Committed, Unpriced			0.6		—
Total Committed			4.5		2.5
Average Cash Cost				$25.00 - $28.00

Corporate (in $ millions)
D,D&A				$430 - $460
S,G&A				$122 - $130
Interest Expense				$385 - $395
Capital Expenditures				$180 - $200

“Looking ahead, we will remain focused on what we can control — costs, capital spending and sales commitments,” said Eaves. “Our goal in 2014 will be to once again tighten our belts to reduce cash outflow further and increase operational efficiencies. In addition, we will continue to evaluate ways to strengthen and optimize our asset portfolio. With signs that a rebound in U.S. thermal coal demand and pricing may be forthcoming, we are managing our operations in a manner that will enable us to benefit from that rebound as it occurs.”

Arch expects to sell between 124 million and 134 million tons into thermal markets during 2014. The company also expects to ship between 7.5 million and 8.5 million tons into coking coal and pulverized coal injection (PCI) markets during this calendar year. That range reflects the impact of metallurgical coal production reductions and cutbacks made in 2013, offset by incremental longwall production from the Leer mine.

Currently, Arch anticipates that 2014 costs in the Powder River Basin will be slightly higher than 2013 levels, offset by lower estimated costs in Appalachia. Arch also expects a reduction in general and administrative expenses in 2014 versus 2013 levels.  Capital expenditures totaled $297 million in 2013, which was nearly $100 million less than the company spent in 2012. For 2014, Arch currently expects capital spending of less than $200 million, inclusive of $75 million for scheduled payments for land reserve additions.

A conference call regarding Arch Coal’s fourth quarter and full year 2013 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers in 25 countries on five continents. Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation. The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels. For more information, visit www.archcoal.com.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)

Revenues	$719,386	$867,034	$3,014,357	$3,768,126

Costs, expenses and other operating
Cost of sales	668,483	740,793	2,663,136	3,155,099
Depreciation, depletion and amortization	98,841	117,580	426,442	492,211
Amortization of acquired sales contracts, net	(1,870)	(2,628)	(9,457)	(25,189)
Change in fair value of coal derivatives and coal trading activities, net	5,792	13,237	7,845	(16,590)
Asset impairment and mine closure costs	—	15,743	220,879	539,182
Goodwill impairment	265,423	214,889	265,423	330,680
Contract settlement resulting from Patriot Coal bankruptcy	—	58,335	—	58,335
Reduction in accrual related to acquired litigation	—	—	—	(79,532)
Selling, general and administrative expenses	37,137	34,994	133,448	134,299
Other operating income, net	(13,742)	(18,751)	(30,218)	(63,357)
	1,060,064	1,174,192	3,677,498	4,525,138

Loss from operations	(340,678)	(307,158)	(663,141)	(757,012)

Interest expense, net
Interest expense	(95,813)	(88,405)	(381,267)	(317,615)
Interest and investment income	1,854	1,905	6,603	5,473
	(93,959)	(86,500)	(374,664)	(312,142)

Nonoperating expense
Net loss resulting from early retirement and refinancing of debt	(42,921)	(4,626)	(42,921)	(23,668)

Loss from continuing operations before income taxes	(477,558)	(398,284)	(1,080,726)	(1,092,822)
Benefit from income taxes	(104,764)	(91,251)	(335,498)	(353,907)
Loss from continuing operations	(372,794)	(307,033)	(745,228)	(738,915)
Income from discontinued operations, net of tax	1,580	11,610	103,396	55,228
Net loss	(371,214)	(295,423)	(641,832)	(683,687)
Less: Net income attributable to noncontrolling interest	—	—	—	(268)
Net loss attributable to Arch Coal, Inc.	$(371,214)	$(295,423)	$(641,832)	$(683,955)

Loss per common share
Loss from continuing operations
Basic loss per common share	$(1.76)	$(1.45)	$(3.52)	$(3.50)
Diluted loss per common share	$(1.76)	$(1.45)	$(3.52)	$(3.50)

Net Loss attributable to Arch Coal, Inc.
Basic loss per common share	$(1.75)	$(1.39)	$(3.03)	$(3.24)
Diluted loss per common share	$(1.75)	$(1.39)	$(3.03)	$(3.24)

Basic weighted average shares outstanding	212,136	212,048	212,098	211,381
Diluted weighted average shares outstanding	212,136	212,048	212,098	211,381

Dividends declared per common share	$0.03	$0.03	$0.12	$0.20

Adjusted EBITDA (A)	$38,359	$71,195	$425,922	$688,454
Adjusted diluted loss per common share (A)	$(0.45)	$(0.42)	$(1.08)	$(0.36)

(A) Adjusted EBITDA and Adjusted diluted Loss per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$911,099	$784,622
Restricted cash	—	3,453
Short term investments	248,414	234,305
Trade accounts receivable	198,020	247,539
Other receivables	31,553	84,541
Inventories	264,161	365,424
Prepaid royalties	8,083	11,416
Deferred income taxes	49,144	67,360
Coal derivative assets	14,851	22,975
Other current assets	56,746	92,469
Total current assets	1,782,071	1,914,104

Property, plant and equipment, net	6,734,286	7,337,098

Other assets
Prepaid royalties	87,577	87,773
Goodwill	—	265,423
Equity investments	221,456	242,215
Other noncurrent assets	164,803	160,164
Total other assets	473,836	755,575
Total assets	$8,990,193	$10,006,777

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$176,142	$224,418
Coal derivative liabilities	12	1,737
Accrued expenses and other current liabilities	278,575	318,018
Current maturities of debt	33,493	32,896
Total current liabilities	488,222	577,069
Long-term debt	5,118,002	5,085,879
Asset retirement obligations	402,713	409,705
Accrued pension benefits	7,111	67,630
Accrued postretirement benefits other than pension	39,255	45,086
Accrued workers’ compensation	78,062	81,629
Deferred income taxes	413,546	664,182
Other noncurrent liabilities	190,033	221,030
Total liabilities	6,736,944	7,152,210

Stockholders’ equity
Common Stock	2,141	2,141
Paid-in capital	3,038,613	3,026,823
Treasury stock, at cost	(53,848)	(53,848)
Accumulated deficit	(771,349)	(104,042)
Accumulated other comprehensive income (loss)	37,692	(16,507)
Total stockholders’ equity	2,253,249	2,854,567
Total liabilities and stockholders’ equity	$8,990,193	$10,006,777

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2013	2012
	(Unaudited)
Operating activities
Net loss	$(641,832)	$(683,687)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	447,704	525,508
Amortization of acquired sales contracts, net	(9,457)	(25,189)
Amortization relating to financing activities	24,789	20,238
Prepaid royalties expensed	13,706	22,650
Employee stock-based compensation expense	11,790	11,822
Amortization of premiums on debt securities held	3,680	—
Gain on sale of Canyon Fuel	(120,321)	—
Asset impairment and noncash mine closure costs	220,879	531,234
Goodwill impairment	265,423	330,680
Net loss resulting from early retirement of debt and financing activities	42,921	23,668
Changes in:
Receivables	62,881	113,531
Inventories	44,635	9,468
Coal derivative assets and liabilities	3,606	(13,158)
Accounts payable, accrued expenses and other current liabilities	(77,521)	(171,580)
Income taxes, net	(4,520)	27,545
Deferred income taxes	(263,099)	(336,036)
Asset retirement obligations	17,432	(42,531)
Other	13,046	(11,359)
Cash provided by operating activities	55,742	332,804

Investing activities
Capital expenditures	(296,984)	(395,225)
Minimum royalty payments	(14,947)	(13,269)
Proceeds from dispositions of property, plant and equipment	10,790	22,825
Proceeds from sale-leaseback transactions	34,919	—
Proceeds from sale of Canyon Fuel	422,663	—
Purchases of short term investments	(213,726)	(236,862)
Proceeds from sales of short term investments	194,537	1,754
Investments in and advances to affiliates	(15,260)	(17,758)
Purchase of noncontrolling interest	—	(17,500)
Change in restricted cash	3,453	6,869
Cash provided by (used in) investing activities	125,445	(649,166)

Financing activities
Proceeds from term loan	294,000	1,633,500
Proceeds from issuance of senior notes	350,000	359,753
Payments to retire debt	(629,172)	(452,934)
Payments on term loan	(17,250)	(7,625)
Net decrease in borrowings under lines of credit	—	(481,300)
Net payments on other debt	(6,324)	(682)
Debt financing costs	(20,489)	(50,568)
Dividends paid	(25,475)	(42,440)
Proceeds from exercise of options under incentive plans	—	5,131
Cash provided by (used in) financing activities	(54,710)	962,835

Increase in cash and cash equivalents	126,477	646,473
Cash and cash equivalents, beginning of period	784,622	138,149

Cash and cash equivalents, end of period	$911,099	$784,622

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,	December 31,
	2013	2012
	(Unaudited)

Term loan due 2018 ($1.93 billion and $1.65 billion face value, respectively)	$1,906,975	$1,627,384
8.75% senior notes ($600.0 million face value) due 2016	—	590,999
7.00% senior notes due 2019 at par	1,000,000	1,000,000
9.875% senior notes ($375.0 million face value) due 2019	362,358	360,042
8.00% senior secured notes due 2019 at par	350,000	—
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	1,000,000
Other	32,162	40,350
	5,151,495	5,118,775
Less: current maturities of debt	33,493	32,896
Long-term debt	$5,118,002	$5,085,879

Calculation of net debt
Total debt	$5,151,495	$5,118,775
Less liquid assets
Cash and cash equivalents	911,099	784,622
Short term investments	248,414	234,305
	1,159,513	1,018,927
Net debt	$3,991,982	$4,099,848

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income items excluded from Adjusted EBITDA are significant in understanding and assessing our financial from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate our operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,
	2013			2012
	Continuing Operations	Discontinued Operations	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net income (loss)	$(372,794)	$1,580	$(371,214)	$(307,033)	$11,610	$(295,423)
Income tax (benefit) expense	(104,764)	3,063	(101,701)	(91,251)	12,897	(78,354)
Interest expense, net	93,959	—	93,959	86,500	6	86,506
Depreciation, depletion and amortization	98,841	—	98,841	117,580	8,256	125,836
Amortization of acquired sales contracts, net	(1,870)	—	(1,870)	(2,628)	—	(2,628)
Earnings before Interest, Taxes and DD&A (EBITDA)	(286,628)	4,643	(281,985)	(196,832)	32,769	(164,063)
Adjustments:
Asset impairment and mine closure costs	—	—	—	15,743	—	15,743
Goodwill impairment	265,423	—	265,423	214,889	—	214,889
Settlement of UMWA legal claims	12,000	—	12,000	—	—	—
Other nonoperating expenses	42,921	—	42,921	4,626	—	4,626
Total adjustments, pre-tax	320,344	—	320,344	235,258	—	235,258
Adjusted EBITDA	$33,716	$4,643	$38,359	$38,426	$32,769	$71,195

	Year Ended December 31,
	2013			2012
	Continuing Operations	Discontinued Operations	Total Company	Continuing Operations	Discontinued Operations	Total Company
	(Unaudited)
Net income (loss)	$(745,228)	$103,396	$(641,832)	$(738,915)	$55,228	$(683,687)
Income tax (benefit) expense	(335,498)	49,092	(286,406)	(353,907)	20,190	(333,717)
Interest expense, net	374,664	26	374,690	312,142	6	312,148
Depreciation, depletion and amortization	426,442	21,262	447,704	492,211	33,297	525,508
Amortization of acquired sales contracts, net	(9,457)	—	(9,457)	(25,189)	—	(25,189)
Earnings before Interest, Taxes and DD&A (EBITDA)	(289,077)	173,776	(115,301)	(313,658)	108,721	(204,937)
Asset impairment and mine closure costs	220,879	—	220,879	539,182	129	539,311
Goodwill and other intangible asset impairment	265,423	—	265,423	330,680	—	330,680
Settlement of UMWA legal claims	12,000	—	12,000	—	—	—
Other nonoperating expenses	42,921	—	42,921	23,668	—	23,668
Net income attributable to noncontrolling interest	—	—	—	(268)	—	(268)
Total adjustments, pre-tax	541,223	—	541,223	893,262	129	893,391
Adjusted EBITDA	$252,146	$173,776	$425,922	$579,604	$108,850	$688,454

Adjusted net loss and adjusted diluted loss per share

Adjusted net loss and adjusted diluted loss per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net loss and adjusted diluted loss per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net loss and adjusted diluted loss per share should not be considered in isolation, nor as an alternative to net loss or diluted loss per common share under generally accepted accounting principles.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(Unaudited)
Net loss attributable to Arch Coal	$(371,214)	$(295,423)	$(641,832)	$(683,955)

Sales contract amortization	(1,870)	(2,628)	(9,457)	(25,189)
Other adjustment items listed above	320,344	235,258	541,223	893,391
Tax impact of adjustments	(42,342)	(25,905)	(119,127)	(261,166)

Adjusted net loss attributable to Arch Coal	(95,082)	(88,698)	(229,193)	(76,919)

Diluted weighted average shares outstanding	212,136	212,048	212,098	211,381

Diluted loss per share attributable to Arch Coal	(1.75)	(1.39)	(3.03)	(3.24)

Sales contract amortization	(0.01)	(0.01)	(0.04)	(0.12)
Other adjustments	1.51	1.11	2.55	4.23
Tax impact of adjustments	(0.20)	(0.12)	(0.56)	(1.23)
Adjusted diluted loss per share	$(0.45)	$(0.42)	$(1.08)	$(0.36)